SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (Rule 14C-101)

                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934
Check the appropriate box:

|_|   Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))

|X|   Definitive Information Statement

                             China Ivy School, Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      Common Stock, Par value $0.001
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(2)   Aggregate number of securities to which transaction applies:


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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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(4)   Proposed maximum aggregate value of transaction:


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(5)   Total fee paid:

      No fee required.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:


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(2)   Form, Schedule or Registration Statement No.:


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(3)   Filing Party:


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(4)   Date Filed:


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

                             CHINA IVY SCHOOL, INC.
                 1 Suhua Road, Shiji Jinrong Building Suite 801,
                             Suzhou Industrial Park
                      Jiangsu Province, 215020, P.R. China
                                +86-512-6762-5632

                 NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To our Stockholders:

      NOTICE IS HEREBY GIVEN that the Board of Directors (the "Board") of China Ivy School, Inc., a Nevada corporation ("we", "us" or "our"), has approved, and the holders of more than a majority of the outstanding shares of our common stock, par value $.001 per share (the "Common Stock") have executed a written consent in lieu of a special meeting approving, the following action:

      1. An amendment to our Certificate of Incorporation to effect a reverse split of the Common Stock based upon a ratio of one-for-twenty (1 for 20) to be effected as soon as reasonably practicable.

      The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations prescribed thereunder. Under the Nevada Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Nevada Revised Statutes and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of the Information Statement to our stockholders.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                     PROXY.

      This letter is the notice required by 78.320 of the Nevada Revised Statutes. We will first mail the Information Statement on or about December 9, 2008 to stockholders of record as of November 30, 2008.


December 9, 2008                       By Order of the Board of Directors
                                       of China Ivy School, Inc.


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

                             CHINA IVY SCHOOL, INC.
                 1 Suhua Road, Shiji Jinrong Building Suite 801,
                             Suzhou Industrial Park
                      Jiangsu Province, 215020, P.R. China
                                +86-512-6762-5632

                                   PRELIMINARY
                              INFORMATION STATEMENT
                            PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14C-2 THEREUNDER

     NO VOTE OR OTHER ACTION OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH
                           THIS INFORMATION STATEMENT.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                     PROXY.

      China Ivy School, Inc., a Nevada corporation ("we", "us" or "our") is sending you this Information Statement solely for the purpose of informing our stockholders in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the actions taken by the holders of a majority of our outstanding common stock, par value $.001 per share (the "Common Stock"), by written consent in lieu of a special meeting. No action is requested or required on your part.

What actions was taken by the written consent in lieu of a special meeting?

      Our Board of Directors (the "Board") has approved, and stockholders holding at least a majority of the issued and outstanding shares of our Common Stock have approved, by written consent in lieu of a special meeting, the following action:

      1. An amendment to our Certificate of Incorporation to effect a reverse split of the issued and outstanding Common Stock based upon a ratio of one-for-twenty (1 for 20) (the "Reverse Split Amendment").

      Additional information regarding the Reverse Split Amendment is set forth below under "Approval of a Reverse Split".

How many shares were voted for the action?

      The Amendment was approved by our Board pursuant to action taken by unanimous written consent dated September 30, 2008, and by our stockholders pursuant to action taken by majority written consent dated September 30, 2008 (the "Record Date"). The approval of the Amendment by written consent of stockholders in lieu of a special meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock as of the Record Date. As of the Record Date, 61,650,001 shares of our Common Stock were issued and outstanding. Each share of our Common Stock is entitled to one vote. The holders of approximately 57% of the shares of our Common Stock entitled to vote on the Record Date, executed a written consent in lieu of a special meeting.

      Under Nevada Revised Statutes and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Nevada Revised Statutes and our bylaws to approve and adopt the Amendment. Consequently, no further stockholder action is required.


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

Am I entitled to dissenter's rights?

      The Nevada Revised Statutes pertaining to Corporations do not provide for dissenter's rights for the Amendment.

                           APPROVAL OF A REVERSE SPLIT

The Reverse Split Amendment

      Our Board and stockholders have approved an amendment to our Certificate of Incorporation to effect a reverse split of our Common Stock based upon a ratio of one-for-twenty (1 for 20) to be affected as soon as reasonably practicable. A copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit A.

MEETING NOT REQUIRED

      Under Section 78.390 of the Nevada Revised Statutes an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by shareholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of shareholders holding approximately 57% of the issued and outstanding common stock of the Company. Our Bylaws, as amended, also permit action to be taken by the written consent of the shareholders holding not less than at least a majority of the voting power of the company.

Background

      The Board of Directors believes that it is in the best interest of our stockholders and the company to effect a reverse stock split of our Common Stock in order to increase the market price of our common stock. Our business plan consists of seeking to acquire licensees currently operating in the education field in China. As part of such a transaction, the Board may need to cause the Company to issue shares of our Common Stock. The board believes that shares of our Common Stock will be more attractive to the owners of potential targets if the number of shares outstanding was significantly lower than the 61,650,001 outstanding currently. Further, by reducing the number of shares outstanding, the Board believes that it is more likely that the Company will be able to satisfy the criteria for the listing of the Company's shares on an exchange. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. We presently have no specific plans to issue any shares of Common Stock after effectuating the reverse stock split.

      The 1-for 20 reverse stock split approved by or board and majority stockholders will not be applied to the shares of common stock we are authorized to issue, because were it to so apply, the authorized shares would thus be reduced to 5,000,000. Since there will be 3,092,500 shares of our common stock outstanding after the reverse stock split, there would be left 1,917,500 shares available for future issuance. The Board believes this is not a sufficient number to allow the Company to reach its business objectives. Accordingly, the number of authorized shares will remain 100,000,000, to ensure a sufficient number of shares will be available, if needed, for issuance in connection with future equity financings, possible acquisitions, stock splits, stock dividends, Preferred Stock conversions, employee benefit plans and for other proper corporate purposes without further action by stockholders, except as required by applicable law, regulation or rule. We have no present agreement or plan to issue any of these shares.

      Our stockholders, under our Certificate of Incorporation, do not have preemptive rights to subscribe for additional securities that may be issued by us. This means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of Common Stock. In addition, if we issue additional shares of Common Stock or other securities convertible into Common Stock in the future, it could dilute the voting rights of existing stockholders and could also dilute earnings per share and book value per share of existing stockholders. The increase in authorized Common Stock could also discourage or hinder efforts by other parties to obtain control of us, thereby having an anti-takeover effect. The increase in authorized shares of Common Stock is not in response to any known threat to acquire control of the company.

Certain Risk Factors Associated with the Reverse Stock Split

      There can be no assurance that the total market capitalization of our Common Stock (the aggregate value of all Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split.

      If the reverse stock split is effected, the resulting per-share stock price may not attract or satisfy potential investors or otherwise stimulate interest in our common stock.

      A decline in the market price of the Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Common Stock could be adversely affected following such a reverse stock split.

Impact of the Proposed Reverse Stock Split if Implemented

      If approved and effected, the reverse stock split will automatically apply to all issued and outstanding shares of Common Stock. In addition, the reverse stock split will not affect any stockholder's percentage ownership or voting power. However, because the number of authorized shares of our Common Stock will not be reduced, the reverse stock split will increase the Board's ability to issue authorized and unissued shares without further stockholder action.

      The immediate effect of the reverse stock split will be that the number of shares of our Common Stock issued and outstanding will be reduced from 61,650,001 shares to 3,082,500 shares.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.


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

Effect on Fractional Stockholders

      You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. All post-split shareholdings will be rounded-up to the nearest full share.

Effect on Registered and Beneficial Stockholders

      Upon the reverse stock split, we intend to treat stockholders holding Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Certificated Shares

      Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, UT 84111, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.

Potential Anti-Takeover Effect

      The reverse stock split could adversely affect the ability of third parties to takeover or change the control of the company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

       STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD
             NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

      The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized and unissued shares of Common Stock would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board coupled with its maintaining the number of authorized Common Shares at 100,000,000. We may issue such shares in the future. If we issue such shares, the ownership interest of holders of our Common Stock will be diluted. As of September 30, 2008, we had 100,000,000 shares of authorized Common Stock, of which 61,650,001 were issued and outstanding,

Accounting Matters

      The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Common Stock on the Company's balance sheet will be reduced proportionately based on the 1 for 20 ratio of the reverse stock split and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of Common Stock outstanding.


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

Procedure for Effecting Reverse Stock Split

      Promptly after the expiration of 20 calendar days from the mailing of this information Statement, we will file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "split effective date." Beginning on the split effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

      No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

      Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.


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

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The following table lists, as of the Record Date, the number of shares of Common Stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the U.S. Securities and Exchange Commission ("SEC"). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.


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

                         Beneficial Owner                    Number of Shares    Percentage of Class (1)
                        -------------------                  ----------------    -------------------
Yongqi Zhu                                                         23,673,000          38.40
Ming Long Industry Asia Co LTD                                      6,700,000          10.87
First Capital Limited                                               5,525,000           8.96
China US Bridge Capital Limited                                     4,667,500           7.57
Simple (HK) Investment & Management Co. Ltd.                        4,420,000           7.17
Shenzhen Shiji Ruicheng Guaranty & Investment Co. Ltd               3,480,750           5.65
Qian Gao                                                                    *            *
Jian Xue                                                                    *            *
Yipeng Lu                                                           3,030,000           4.91
Fugeng Xia                                                                  *            *
Haiming Zhang                                                       1,515,000           2.46
All Officers & Directors as a Group (6 persons)                    28,218,000          45.77

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      * Less than 1%

(1) The percentages listed in the "Percent of Class" column are based upon 61,650,001 issued and outstanding shares of Common Stock.
(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the Record Date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that we are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

                        EXPENSE OF INFORMATION STATEMENT

      The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons and that we


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

will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us care of :

Eaton & Van Winkle LLP, 3 Park Avenue, 16th Floor, New York, NY 10016, attn:
Vincent J. McGill.

                                  MISCELLANEOUS

      One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our attorneys, Eaton & Van Winkle LLP, at (212) 561-3629 or by mail care of Eaton & Van Winkle LLP at 3 Park Avenue, 16th Floor, New York, NY 10016, attn Vincent J. McGill.

      We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.


December 9, 2008                    By Order of the Board of Directors
                                    of China Ivy School, Inc.

                           INTEREST OF CERTAIN PERSONS
                    IN OPPOSITION TO MATTERS TO BE ACTED UPON

      No officer or director of the company has any substantial interest in the Amendment. No director of the company opposed the Amendment set forth in this information Statement.


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

                                    EXHIBIT A
                            CERTIFICATE OF AMENDMENT

                       TO THE CERTIFICATE OF INCORPORATION

                            OF CHINA IVY SCHOOL, INC.
                              (Reverse Stock Split)

(Pursuant to NRS 78.385 and 78.390 - after Issuance of Stock)

We the undersigned do hereby certify that:

1. The name of the corporation is CHINA IVY SCHOOL, INC.

2. Article III - regarding the capital stock is hereby amended to add the following paragraph:

" Article III -

Each Twenty (20) shares of Common Stock outstanding as of September 30, 2008 shall be deemed to be one (1) share of Common Stock of the Corporation, par value $0.001 per share. There shall be no fractional shares. Odd lots shall be rounded up. The total number of authorized shares shall not be reversed down but shall remain 100,000,000 shares of common stock, par value $.001.

3. All the rest or remainder of the Corporation's Certificate of Incorporation shall remain in full force and effect.

4. This amendment to the Articles of Incorporation has been duly adopted in accordance with the Nevada Revised Statutes.

5. The number of shares of the Corporation outstanding and total voting rights of shares entitled to vote on an amendment to the Articles of Incorporation is 61,650,001 and that said amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

6. The votes for such amendment constituted 57% of the issued and outstanding Common Stock of the Corporation at the time of such vote.

7. This Amendment shall be effective upon filing with the Secretary of State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 9th day of December 2008.

                                        CHINA IVY SCHOOL, INC.


                                        By: /s/ Yongqui Zhu
                                            ------------------
                                            Yongqui Zhu


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